UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes from shareholders of Darden Restaurants, Inc. (the "Company") to approve a non-binding resolution at the special meeting of the Company urging the Board of Directors of the Company not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

On May 7, 2014, Starboard Value LP issued the following press release.

STARBOARD DELIVERS LETTER TO DARDEN BOARD

IVS’ Certified, Final Voting Report Confirms that Darden Shareholders Have Validly Requested a Special Meeting

Starboard Urges the Board to Start Taking the Shareholders’ Clearly Stated Wishes Seriously and to Immediately Provide Notice of the Special Meeting without Further Delay

New York –May 7, 2014– Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”) (NYSE: DRI), with ownership of approximately 5.5% of the outstanding common stock of the Company, today announced it has delivered a letter to Darden’s Board of Directors (the “Board”) following the certification by the independent inspector of elections, IVS Associates, Inc., of the written requests delivered by Starboard to call a Special Meeting from the holders of approximately 57% of the Company’s outstanding shares.   In the letter, Starboard calls on the Board to stop wasting time and to take this extraordinary shareholder action seriously by immediately providing notice of the Special Meeting without further undue delay.

Starboard has filed preliminary proxy materials with the Securities and Exchange Commission in connection with its solicitation of proxies for the Special Meeting, at which Starboard will present a non-binding resolution urging the Board not to approve any agreement or proposed transaction involving a Red Lobster separation or spin-off prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

The full text of the letter to the Board follows:

May 7, 2014

Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, FL 32837
Attn: Board of Directors

Dear Board of Directors:

On April 22, 2014, Starboard Value LP (“Starboard”) delivered written requests to Darden Restaurants, Inc. (“Darden” or the “Company”) to call a special meeting of shareholders (the “Special Meeting”) from the holders of more than 55% of the Company’s outstanding shares.  On April 25, 2014, Starboard delivered a supplement to its April 22nd letter enclosing additional written requests Starboard received from Darden shareholders.  As you are aware, the independent inspector of elections, IVS Associates, Inc. (“IVS”), has issued the final, certified voting report confirming that Starboard delivered valid written requests to call the Special Meeting from the holders of approximately 57% of the Company’s outstanding shares.

When we delivered the written requests on April 22nd, we stated that if the Company had not called the Special Meeting by May 6, 2014, it would be a clear signal that the Board does not have good-faith intent to call the Special Meeting in a timely manner.  It has now been more than two full weeks since we first delivered the requisite written consents to call the Special Meeting.  As you well know, more than the required 50% of consents came through the Broadridge system making it almost certain that the results would be certified by IVS.  Nevertheless, now after IVS’ certification of the validly delivered written requests, you have no more excuses for continuing to delay calling the Special Meeting.

The owners of the Company have clearly demonstrated that the calling of the Special Meeting is critical for protecting their investment in Darden, and that the “direct engagement” behind closed doors that the Company continues to advocate is not sufficient.  Our successful Special Meeting solicitation is a referendum on the desire and need for shareholders to have a say on the Company’s proposed separation of Red Lobster.  If the Board truly respects the interests and concerns of its shareholders, it would immediately take the necessary steps to expeditiously hold the Special Meeting.  Instead, Darden appears intent on continuing to brush off the clear directive of its shareholders.  Since we delivered the valid written requests, Darden has now twice stated:

“Given the value of this direct engagement, Darden expects to continue these conversations with shareholders and will address the Special Meeting request as appropriate.”

Your casual and dismissive attitude towards the Special Meeting is disturbing.  Shareholders have spoken and we expect you to recognize the will of your shareholders and schedule the Special Meeting without further delay.  Your repeated statement that the Company will “address the Special Meeting request as appropriate” is illustrative of the Board’s poor governance and poor shareholder engagement practices.  The only “appropriate” way to address the Special Meeting request would have been to call the Special Meeting in a timely manner following the delivery of more than sufficient written requests.

Your continued failure to schedule the Special Meeting in a timely manner will leave us and your shareholders no choice but to conclude that it is your willful intent to delay the Special Meeting and disenfranchise the shareholders you were elected to represent.  We take our investment in the Company, and the Board’s stewardship of all shareholders’ capital, very seriously.  The Board’s continued attempt to delay the Special Meeting is a clear sign that this Board does not take its obligations to its shareholders seriously, and that substantial change to the Board may be necessary.  We believe that in order to fulfill your obligations to shareholders, you must call the Special Meeting without further delay.

Best Regards,

Jeffrey C. Smith
Managing Member
Starboard Value LP

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes from shareholders of Darden Restaurants, Inc. (the "Company") to approve a non-binding resolution at the special meeting of the Company urging the Board of Directors of the Company not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

STARBOARD ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Leaders Delta LLC ("Delta LLC"), Starboard Leaders Fund LP ("Leaders Fund"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Starboard Value A LP ("Starboard A LP"), Starboard Value A GP LLC ("Starboard A GP"), Starboard Value R LP ("Starboard R LP"), Starboard Value R GP LLC ("Starboard R GP"),  Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Bradley D. Blum, Charles M. Sonsteby, Robert Mock and Craig S. Miller.

As of the date hereof, Starboard V&O Fund directly owns 1,161,790 shares of common stock, no par value of the Company (the "Common Stock").  As of the date hereof, Starboard S LLC directly owns 281,286 shares of Common Stock.  As of the date hereof, Starboard C LP directly owns 172,625 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 172,625 shares owned by Starboard C LP.  Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 172,625 shares owned by Starboard C LP.  As of the date hereof, Delta LLC directly owns 1,272,025 shares of Common Stock.  Leaders Fund, as a member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  Starboard A LP, as the general partner of Leaders Fund and the managing member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  As of the date hereof, Starboard Value LP beneficially owns 7,250,000 shares of Common Stock, consisting of shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP and Delta LLC, and 4,362,274 shares of Common Stock held in the Starboard Value LP Accounts.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and Messrs. Smith, Feld and Mitchell, each as a member of Principal GP and as a member of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to be the beneficial owner of the aggregate of 7,250,000 shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Delta LLC and held in the Starboard Value LP Accounts.  .  As of the date hereof, Mr. Blum directly owns 1,000 shares of Common Stock.  As of the date hereof, Mr. Sonsteby directly owns 1,500 shares of Common Stock.  As of the date hereof, Mr. Mock directly owns 1,318 shares of Common Stock.  As of the date hereof, Mr. Miller directly owns 1,000 shares of Common Stock.